Exhibit 10.36

                                   ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made this 25th day of November, 1998 by and among SONIC AUTOMOTIVE, INC., a Delaware corporation ("BUYER"), GLOBAL IMPORTS, INC., a Georgia corporation (the "SELLER"), and WILLIAM MORRIS WHITMIRE (the "STOCKHOLDER").

                                          WITNESSETH:

        WHEREAS, Seller is engaged in a BMW automobile and motorcycle dealership business located at 550 and 500 Interstate North Parkway, N.W., Atlanta, Georgia 30339 (the "BUSINESS"); and

        WHEREAS, Seller desires to sell and Buyer desires to buy, or to cause one or more subsidiaries or affiliates of Buyer to buy, certain assets pertaining to the Business, subject to the terms and conditions of this Agreement; and

        WHEREAS, contemporaneously with the execution of this Agreement, Buyer has entered into a Contract to Purchase and Sell Property (the "REAL PROPERTY PURCHASE AGREEMENT") with the Stockholder, Susan Whitmire Ott, Donald Scott Whitmire, Dean Keith Whitmire, Dana Whitmire Fortner, and Davis Stanton Whitmire (the foregoing being, collectively, the "OWNER"), whereby Buyer has agreed to buy, and the Owner has agreed to sell, the property at 550 and 500 Interstate North Parkway, N.W., Atlanta, Georgia 30339 (the "REAL PROPERTY"); and

        WHEREAS, the consummation of the transactions contemplated by this Agreement is subject to the consummation of the transactions contemplated by the Real Property Purchase Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:



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                                    ARTICLE I

                                      CERTAIN DEFINITIONS

        1.1 "ASSETS" shall mean: the New Vehicles (as defined in Section 3.1); the Demonstrators (as defined in Section 3.2); the Used Vehicles (as defined in
Section 3.5), if any; the Parts (as defined in Section 4.3); the Miscellaneous Inventories (as defined in Section 5.1); the Work in Progress and Prepaid Expenses (both as defined in Section 5.3); the Fixtures and Equipment (which includes leasehold improvements) (as defined in Section 5.4); the Miscellaneous Assets (as defined in Section 5.5); and the goodwill of the Business.

        1.2 "CLOSING DATE" shall mean the date, not sooner than January 1, 1999 and not later than the Closing Date Deadline (as hereinafter defined), of the closing of the purchase and sale of the Assets (the "CLOSING") which shall be a date designated by Buyer not later than fifteen (15) days after receipt by Buyer of the approvals, and the satisfaction of the other conditions, set forth in Sections 8.8 and 8.13 or such other date as is mutually agreed upon by the parties hereto. The Closing shall be held at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309-3592 at 9:00 a.m. on the Closing Date.

        1.3 "CLOSING DATE DEADLINE" shall mean January 4, 1999; provided, however, if, as of such date, any of the conditions set forth in Sections 8.8 or
8.13 shall not have been satisfied or audited financial statements contemplated by Section 8.19 shall not have been completed, Buyer may elect to extend the Closing Date Deadline for up to an additional thirty (30) days.

        1.4 "INVENTORY DATE" shall mean the close of business on the date of completion of the Inventory (as defined in Section 4.1), which date shall not be more than three (3) days prior to the Closing Date, or such later date prior to the Closing as is mutually agreed by Seller and Buyer.

        1.5 "LIABILITIES" shall mean: (i) all obligations of Seller, arising in the ordinary course of business after the Closing Date, and not as a result of any breach or default prior to the Closing Date, under (A) all contracts and leases of Seller that are set forth on Annex A of Schedule 2.4 attached hereto, and (B) all other contracts and leases of Seller that are entered into in connection with the Business in the ordinary course of business at any time after the date hereof and on or prior to the Closing Date, but only if Buyer has agreed to assume such other contracts or leases pursuant to the Assumption Agreement (as defined in Section 2.4 below); (ii) Seller's obligations under all unfilled retail orders assigned to Buyer pursuant to Section 3.1 below; (iii) Seller's obligations with respect to open purchase orders as of the Closing Date for new vehicles, parts, accessories, miscellaneous assets, inventories and similar items ordered in the ordinary course of business which are not included in New Vehicles or Parts and which are delivered after the Closing Date; and
(iv) the Inducement Fee as provided in Section 2.5 hereof.

        1.6 "MANUFACTURER" shall mean BMW of North America, Inc.


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                                          ARTICLE II

                               SALE AND PURCHASE OF THE ASSETS

        2.1    SALE AND PURCHASE; PURCHASE PRICE.

               (a) Upon the terms and subject to the conditions hereinafter set forth, at the Closing, Seller will sell, transfer and convey the Assets to Buyer and Buyer will purchase the Assets from Seller for the consideration set forth in this Agreement. The sale, transfer and conveyance of the Assets will be made by execution and delivery at the Closing of a bill of sale in a form reasonably satisfactory to Buyer's counsel (the "BILL OF SALE") and such other instruments of assignment, transfer and conveyance as Buyer shall reasonably request. The Assets will be sold to Buyer free and clear of all Encumbrances (as defined in Section 7.4 below), except for ad valorem personal property taxes not yet due and payable, liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons for labor, materials, supplies or rentals incurred in the ordinary course of business where payment thereof is not yet required, and liens and security interests which secure only the Liabilities (the foregoing exceptions being, collectively, the "Permitted Encumbrances"). To the extent that the Assets include Seller's rights to the name "Global Imports," such rights will also be transferred subject to the rights, if any, of third parties to use such name outside of the Atlanta Standard Metropolitan Statistical Area (as determined by the United States Office of Management and Budget) or to use such name within such Standard Metropolitan Statistical Area in any business other than an automobile dealership business. Except to the extent specifically included within the Assets, Seller will not sell, and Buyer will not purchase, any other tangible or intangible assets of Seller.

               (b) The aggregate purchase price to be paid for the Assets (the "PURCHASE PRICE" shall consist of the Initial Purchase Price (as defined in Section 2.2 below) and the Contingent Purchase Price (as defined in Section 2.3 below).

        2.2    INITIAL PURCHASE PRICE.

               (a) The aggregate purchase price (the "PURCHASE PRICE") to be paid for the Assets shall consist of Twelve Million Three Hundred Thousand Dollars ($12,300,000), as the purchase price for the Business and intangible assets included in the Assets (the "BUSINESS AND INTANGIBLE ASSETS PURCHASE PRICE"), plus the sum of: (a) the New Vehicle Purchase Price (as defined in
Section 3.1); (b) the Demonstrator Purchase Price (as defined in Section 3.2);
(c) the Used Vehicle Purchase Price (as defined in Section 3.5), if applicable;
(d) the Parts Purchase Price (as defined in Section 4.3); (e) the Miscellaneous Inventories Purchase Price (as defined in Section 5.1); (f) the Work in Progress and Prepaid Expenses Purchase Price (as defined in Section 5.3); and (g) the Fixtures and Equipment Purchase Price (as defined in Section 5.4). The parties acknowledge that the New Vehicle Purchase Price, the Parts Purchase Price, and the Miscellaneous Inventories Purchase Price will be based upon information contained in Schedule 3.1 and the Inventory (as defined in Section 4.1), both of which are to be delivered prior to the Closing Date. The parties also acknowledge that adjustments to those categories of Assets will have to be made to reflect ordinary course increases


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or decreases in those assets between the time of delivery of such Schedule 3.1 and the Inventory and the Closing Date, and that the related components of the Purchase Price will have to be adjusted to reflect any such adjustments to those Assets. All of the foregoing adjustments (with appropriate payments by the parties) will be made as promptly as possible after the Closing. Each party will use the Purchase Price allocation described in Schedule 2.2 hereto in all reporting to, and tax returns filed with, the Internal Revenue Service and other state and local taxing authorities.

               (b) At the Closing, Buyer shall deliver to Seller by a certified check or by wire transfer to an account or accounts designated by Seller one day prior to Closing, in an amount equal to Four Million One Hundred Fifty Thousand Dollars ($4,150,000) plus the sum of: (i) the New Vehicle Purchase Price; (ii) the Demonstrator Purchase Price; (iii) the Used Vehicle Purchase Price; (iv) the Parts Purchase Price; (v) the Miscellaneous Inventories Purchase Price; (vi) the Work in Progress and Prepaid Expenses Purchase Price; and (vii) the Fixtures and Equipment Purchase Price.

               (c) At the option of Seller, exercisable by written notice to Buyer no later than fifteen (15) days after the Closing (the "STOCK COMPONENT NOTICE"), Seller shall elect to receive payment of the balance of the Initial Purchase Price (such balance being called the "STOCK COMPONENT") by one of two methods, as follows:

                      (i) Seller may elect to receive the Stock Component by the issuance and delivery by Buyer to Seller of 452,778 shares (the "REGISTERED COMMON SHARES") of Buyer's Class A Common Stock, $.01 par value per share (the "COMMON STOCK"), which Registered Common Shares shall have been registered pursuant to a "shelf" registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and shall be subject to the filing and effectiveness of any required post-effective amendment to such "shelf" registration with respect to Seller which amendment Buyer agrees to file within five (5) business days after the Common Stock is delivered to Seller and to diligently endeavor to cause such post-effective amendment to be declared effective; or

                      (ii) Seller may elect to receive the Stock Component by the issuance and delivery by Buyer to Seller of that number of whole shares of Buyer's Class A Convertible Preferred Stock, Series III (the "PREFERRED STOCK"), obtained by (A) multiplying 452,778 by the Market Price (as defined in the Statement of Rights and Preferences of the Preferred Stock attached hereto as Exhibit A (the "STATEMENT OF RIGHTS AND PREFERENCES")) as of the Closing Date, and (B) dividing the product obtained from such multiplication by $1,000. No fractional shares of Preferred Stock shall be issued; any such fraction of a share of Preferred Stock shall be paid in cash at the rate of $1,000 per whole share of Preferred Stock. The Preferred Stock shall have such rights and preferences as are set forth in the Certificate of Designation, Preferences and Rights of Class A Convertible Preferred Stock referred to in the Statement of Rights and Preferences.

                      (iii) If Seller shall elect to receive the Stock Component in shares of Preferred Stock, Buyer's sole obligation with respect to the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock (the "COMMON SHARES") shall be (A) to use its best reasonable efforts to make available current public information with respect to


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Buyer within the meaning of Subsection (c)(1) of Rule 144 ("RULE 144")
promulgated by the Securities and Exchange Commission (the "SEC") to the extent necessary to facilitate public resales by the Seller of the Common Shares, pursuant to Rule 144, (B) to remove stop transfer instructions and restrictive legends, as provided in subsection (vi) below, and (C) to use its best reasonable efforts to provide "piggyback" registration rights with respect to the Common Shares in the event that Buyer shall undertake a registered public offering of the Common Stock utilizing a registration statement on SEC Forms S-1 or S-3 (or any successor form thereto). In such case, the provisions of subsection (iv) immediately below shall be applicable. Furthermore, such piggyback registration rights shall be subject to customary provisions, including those regarding expenses (which shall be paid by Buyer except for the fees of separate counsel, if any, engaged by Seller, underwriter discounts and allowances for the sale of such shares, and blue sky fees to the extent applicable state laws require payment by Seller), underwriter cut-backs and pro-rations with other holders of registration rights, and shall terminate at such time as the holder of such piggyback registration rights shall be free to sell all of such holder's Common Shares under Rule 144.

                      (iv) If requested by the managing or lead managing underwriter for any registration of shares of Common Stock which includes the Common Shares on a piggyback basis and which is an underwritten registered public offering, Seller and the Stockholder shall execute and deliver an underwriting agreement with the managing or lead managing underwriter in such form as is customarily used by such underwriter with any modifications as the parties thereto shall agree. In connection with any such registration, Seller and the Stockholder shall supply to Buyer such information as may be reasonably requested by Buyer in connection with the preparation and filing of a registration statement with the SEC. Seller and the Stockholder shall not supply any information to Buyer for inclusion in such registration statement that will, taken as a whole, at the time the registration statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                      (v) The Stock Component shall be paid to Seller by the issuance and delivery to Seller, not later than fifteen (15) days after the receipt by Buyer of the Stock Component Notice, of the Registered Common Shares or the Preferred Stock, as the case may be.

                      (vi) Buyer shall remove any and all stop transfer instructions and shall remove any restrictive legend on the certificates with respect to the Preferred Stock and any Common Shares then owned by Seller to the extent that either (A) such Preferred Stock or Common Shares may hereafter be registered under the Securities Act of 1933, as amended, and under any applicable state securities or blue sky laws, or (B) Buyer has received an opinion of counsel, in form and substance reasonably satisfactory to the Buyer, that such registration is not required. Upon receipt of reasonable evidence that the requirements of Rule 144(k) have been complied with (including an opinion of counsel reasonably satisfactory to Buyer to such effect), Buyer shall remove any and all stop transfer instructions and shall remove any restrictive legend on such certificates.

        2.3     CONTINGENT PURCHASE PRICE.


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               (a) As used in this Agreement, (i) the term "CONTINGENT PURCHASE
PRICE" shall mean an amount, not to exceed an aggregate total of $1,000,000, equal to five (5) times the Earnings Before Taxes of Buyer, or any successor to or assignee of Buyer, between $2,800,000 and $3,000,000 during the Overall Calculation Period, as more fully provided in paragraph (b) below, (ii) the term "SUBJECT BUSINESS" shall mean the business of the Seller acquired pursuant to this Agreement, (iii) the term "CALCULATION PERIOD" shall mean each of the three consecutive twelve calendar month periods which collectively comprise the Overall Calculation Period; (iv) the "OVERALL CALCULATION PERIOD" shall mean the thirty-six consecutive calendar month period beginning with the first full calendar month after the Closing Date, (v) the term "EARNINGS BEFORE TAXES" shall mean the combined earnings before taxes of Buyer or any successor to or assignee of Buyer from the Subject Business, as more fully provided in paragraph
(d) below; and (vi) the term "QUALIFIED EARNINGS BEFORE TAXES" shall mean, for any Calculation Period, Earnings Before Taxes for such Calculation Period of $2,800,000 up to and including $3,000,000.

               (b) Not later than 120 days after each of the first through the third anniversaries of the Closing Date, Buyer shall pay to Seller an installment of the Contingent Purchase Price, calculated as follows:

                             (i)  The installment of Contingent Purchase Price
for the first Calculation Period shall be calculated based upon the excess, if any, of Qualified Earnings Before Taxes, for such Calculation Period over $2,800,000, but less than $3,000,000 (any such excess being called the "FIRST PERIOD EXCESS");

                             (ii) The installment of Contingent Purchase Price
for the second Calculation Period shall be calculated based upon the excess, if any, of Qualified Earnings Before Taxes for such Calculation Period over the sum of (A) $2,800,00 plus (B) the First Period Excess, but less than $3,000,000 (any such excess being called the "SECOND PERIOD EXCESS"); and

                             (iii) The installment of Contingent Purchase Price
for the third Calculation Period shall be calculated based upon the excess, if any, of Qualified Earnings Before Taxes for such Calculation Period over the sum of (A) $2,800,000 plus (B) the First Period Excess, plus (C) the Second Period Excess, but less than $3,000,000 (any such excess being called the "THIRD PERIOD EXCESS");

provided, however, the Contingent Purchase Price payable in respect of all three Calculation Periods shall not exceed an aggregate total of $1,000,000.

               (c) In the event that the Earnings Before Taxes for any Calculation Period exceed $3,000,000, Buyer shall make a one-time payment to Seller of $1,000,000, less the amount of any installments of Contingent Purchase Price which have already been paid to Seller, and Buyer shall have no further obligations to make any current or future payments of Contingent Purchase Price to Seller.

        An amount equal to 100% of each installment of the Contingent Purchase Price (if any) shall


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be paid to Seller in cash by wire transfer of immediately available funds to the account of Seller, which shall be designated by Seller in writing at least one
(1) Business Day prior to the date of payment.

               (d) For purposes of calculating Earnings Before Taxes, the following rules shall apply:

                      (i) no deduction shall be taken for federal and state income taxes owed by the Subject Business;

                      (ii) no deduction shall be taken for any interest expense of the Subject Business other than floor plan financing interest attributable to the Subject Business;

                      (iii) Earnings Before Taxes shall be determined before (A) any expense chargeable with respect to the Non-Competition Agreement (as defined in Section 2.7 below) or (B) any management fee expense allocation from Buyer in respect of management fees payable to Buyer or any affiliate of Buyer;

                      (iv) no deduction shall be taken for any amortization of goodwill included in the Initial Purchase Price;

                      (v) overhead expenses or other expenses which have been incurred by the Subject Business which are allocated to the Subject Business but which do not directly relate to the operation of the Subject Business, shall not be deducted in determining Earnings Before Taxes;

                      (vi) Earnings Before Taxes shall be determined without reference to any income or expense attributable to business operations of the Business other than the Subject Business; and

                      (vii) no deduction shall be taken for rent payable in respect of any leases of real property at the Subject Business in excess of an aggregate total of $105,000 a month.

        At the time of, and with the payment of, the Contingent Purchase Price, Buyer shall deliver to Seller a statement in writing setting forth in reasonable detail the manner in which the Contingent Purchase Price was determined. Seller shall have a period of thirty (30) days from the date of delivery of Buyer's statement of the Contingent Purchase Price to object in writing to the calculation of the Contingent Purchase Price set forth therein; failing such objection within such period by Seller Seller shall be deemed to have accepted Buyer's calculation of the Contingent Purchase Price. If Seller shall have timely objected to Buyer's calculation of the Contingent Purchase Price, the parties shall negotiate in good faith in an effort to resolve any dispute regarding the Contingent Purchase Price. If the parties are unable to resolve such dispute within a period of thirty (30) days after Buyer's receipt of Seller's objection, the matter shall be submitted to a "big five" accounting firm mutually acceptable to the parties, which shall be instructed to resolve such dispute as promptly as possible. The costs and expenses of such accounting firm shall be shared equally between Buyer


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and Seller. Upon the final determination of the Contingent Purchase Price, Buyer or Seller, as the case may be, shall make appropriate payment to the other, as the case may be, in the amount of the Contingent Purchase Price as finally determined. The party making the payment shall also pay interest on the amount of such payment at an amount of such payment at an annual rate of interest equal to Buyer's floor plan financing rate from time to time in effect from the original date of payment of the Contingent Purchase Price by Buyer to the date of such payment.

        2.4 ASSUMPTION OF LIABILITIES. At the Closing, Seller will assign to Buyer and Buyer will assume and agree to perform and discharge the Liabilities pursuant to an assignment and assumption agreement in a form reasonably acceptable to Seller's counsel (the "ASSUMPTION AGREEMENT"). Notwithstanding anything herein to the contrary, except as expressly provided in this Section
2.4 and in Section 2.5 and in the Assumption Agreement, Buyer does not and will not assume or become liable for any obligations or liabilities of Seller, of any kind whatsoever, fixed or contingent, known or unknown (collectively, the "RETAINED LIABILITIES"). Seller shall retain and agrees to satisfy and discharge all of the Retained Liabilities, including, without limitation, any Retained Liabilities which are secured by Permitted Encumbrances and the Retained Liabilities set forth on Part II of Schedule 2.4.

        2.5 INDUCEMENT FEE. As an inducement to Buyer to negotiate and enter into this Agreement and to undertake the further cost and expense of conducting its due diligence investigation and preparing to satisfy its obligations at the Closing, Seller hereby agrees to pay to Buyer not later than April 30, 1999 the sum of $500,000 (the "INDUCEMENT FEE"). The Inducement Fee will be included in the Liabilities and will become an obligation of Buyer or any other person (including any holder of a right of first refusal, preemptive right or other similar right), with respect to any of the Assets who purchases the Assets, or any portion thereof, as a result of the execution and delivery by Seller of this Agreement. The Inducement Fee will be canceled if this Agreement is terminated for any reason other than the exercise of a right of first refusal, preemptive right or other similar right, by an applicable automobile manufacturer or distributor or any person claiming by, through or under it.

        2.6 EMPLOYMENT AGREEMENT. At the Closing, Buyer and Donald Scott Whitmire shall enter an employment agreement in substantially the form of Exhibit B attached hereto (the "EMPLOYMENT AGREEMENT").

        2.7 NON-COMPETITION AGREEMENT. At the Closing, William Morris Whitmire shall enter into a non-competition agreement with Buyer in substantially the form of Exhibit C attached hereto (the "NON-COMPETITION AGREEMENT"). $10,000 of the Business and Intangible Assets Purchase Price shall be allocated to the non-compete covenant set forth in the Non-Competition Agreement.



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                                          ARTICLE III

                         NEW VEHICLES; DEMONSTRATORS AND USED VEHICLES

        3.1 NEW VEHICLES. At the Closing, Buyer shall purchase all of Seller's untitled new 1999 and 1998 BMW automobiles and motorcycles in Seller's stock and unsold by Seller as of the Closing Date and which are listed on Schedule 3.1 hereto, which Seller shall deliver to Buyer not more than three (3) days prior to the Closing (all such BMW automobiles and motorcycles are collectively referred to hereinafter as the "NEW VEHICLES"). The purchase price to be paid by Buyer for each New Vehicle shall be the price at which the New Vehicle was invoiced to Seller by the Manufacturer, as adjusted pursuant to this Article III (the sum of all such amounts to be paid for New Vehicles as determined by this Article III is herein referred to as the "NEW VEHICLE PURCHASE PRICE"). Schedule
3.1 shall set forth the model, invoice cost, and all other information necessary to calculate the New Vehicle Purchase Price with respect to each New Vehicle listed in such Schedule 3.1. At the Closing, Seller shall assign to Buyer, without any additional consideration therefor, by appropriate documents reasonably satisfactory to Buyer, all unfilled retail orders and deposits made thereon. Any profits or proceeds derived from such unfilled retail orders shall belong to Buyer. Notwithstanding the foregoing, however, Buyer agrees to refund deposits for all retail buyer orders that are terminated for any reason consistent with reasonable business practice of Seller as of the Closing.

        3.2 DEMONSTRATORS. At the Closing, Buyer shall purchase all of Seller's untitled 1999 and 1998 BMW automobiles and motorcycles in Seller's stock and unsold by Seller as of the Closing Date which are used in the ordinary course of business for the purpose of demonstration and that are listed on Schedule 3.2, which Seller shall deliver to Buyer no more than three (3) days prior to the Closing (all such BMW automobiles and motorcycles are collectively referred to herein as the "DEMONSTRATORS"). For purposes of this Agreement, any motor vehicle with more than 6,000 miles on its odometer shall be deemed to be "used" rather than a "Demonstrator." The purchase price to be paid by Buyer for each Demonstrator shall be the price at which the Demonstrator was invoiced to Seller by the Manufacturer, as adjusted pursuant to this Article III, and as reduced by an amount equal to ten cents ($.10) multiplied by the total mileage on such odometer in excess of 1,000 miles (the sum of all such amounts to be paid for Demonstrators hereunder is herein referred to as the "DEMONSTRATOR PURCHASE PRICE"). Schedule 3.2 shall set forth each Demonstrator's model, invoice cost, odometer reading and all other information necessary to calculate the Demonstrator Purchase Price with respect to such Demonstrator.

        3.3 ADJUSTMENT OF NEW VEHICLE AND DEMONSTRATOR PURCHASE PRICE. The purchase price paid for each New Vehicle and each Demonstrator purchased under this Article III shall be: (a) increased by the dealer cost (parts and labor) of any equipment and accessories which have been installed by Seller; and (b) decreased by (i) the dealer cost (parts and labor) of any equipment and accessories which have been removed from such vehicles, and (ii) all paid or unpaid rebates, discounts, holdback for dealer account and other factory incentives (including without limitation rebates applied for and paid but not earned, incentive monies claimed on pre-reported units and carryover allowances on 1998 models), and (iii) all refundable advertising allowances, if any. Seller


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shall be entitled to retain all such rebates, discounts, holdback, factory inventories, carryovers refundable advertising allowances, and incentive monies claimed on pre-reported units and carryovers.

        3.4 DAMAGED OR REPAIRED NEW VEHICLES AND DEMONSTRATORS. In the event any New Vehicle or Demonstrator shall have been damaged prior to the Closing Date, Seller and Buyer will attempt to agree on the cost to cover such repairs or some other equitable reduction in value to reflect such condition, which amount shall be deducted from the price to be paid for such New Vehicle or Demonstrator. In the event Buyer and Seller cannot agree on the cost of repairs or the amount of reduction, Buyer shall have no obligation to purchase, and Seller shall have no obligation to sell, any such damaged New Vehicle or Demonstrator. With respect to any New Vehicle or Demonstrator which shall have been damaged and repaired prior to the Closing Date, Seller and Buyer will attempt to agree on an adjustment to the price to reflect the decrease, if any, in the wholesale value of such New Vehicle or Demonstrator resulting from such damage and repair, which amount shall be deducted from the price to be paid for such New Vehicle or Demonstrator. In the event Buyer and Seller cannot agree on such adjustment, Buyer shall have no obligation to purchase, and Seller shall have no obligation to sell, such New Vehicle or Demonstrator. Seller shall notify Buyer on or prior to the Closing Date if any New Vehicles or Demonstrators shall have suffered any damage which is not reflected on Schedules 3.1 and 3.2.

        3.5 USED VEHICLES. Buyer shall have no obligation to purchase any vehicle from Seller other than its obligation hereunder to purchase the New Vehicles and the Demonstrators. Seller and Buyer shall perform an inventory of Seller's motor vehicles (including motorcycles) that are not New Vehicles or Demonstrators as of the Inventory Date and, in connection with such inventory, Seller and Buyer shall attempt to assign a mutually agreed price to each such vehicle owned by Seller as of the Closing Date. Any such vehicles as to which Seller or Buyer are unable to agree upon a price as of the Closing Date shall not be purchased by Buyer in connection herewith. Any such vehicles as to which Seller and Buyer shall agree upon a price are collectively referred to herein as the "USED VEHICLES" and shall be purchased by Buyer at the Closing. The sum of all prices assigned to such Used Vehicles to be purchased by Buyer pursuant to the terms of this Section 3.5 shall be referred to herein as the "USED VEHICLE PURCHASE PRICE."


                                          ARTICLE IV

                                       PARTS/ACCESSORIES

        4.1 THE INVENTORY. Buyer and Seller shall engage a mutually acceptable third party engaged in the business of appraising, valuing and preparing inventories for automobile dealerships (hereinafter referred to as the "INVENTORY SERVICE") to prepare an inventory list (the "INVENTORY") of the Parts (as defined in Section 4.3 below), as well as the Miscellaneous Inventories (as defined in Section 5.1 below), owned by, and either used or held for use by, Seller in the Business. The Inventory (insofar as it relates to Parts) shall be posted to the Manufacturer's approved system of inventory control. The cost of the Inventory shall be borne one-half by Buyer and one-half by


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Seller. Buyer shall have the right to deduct Seller's portion of such expense from the consideration to be paid to Seller under the terms of this Agreement and in such event shall promptly remit such sum directly to the Inventory Service. The Inventory shall be completed by the Inventory Date. The Inventory shall identify each Part and each item of Miscellaneous Inventory and its purchase price.

        4.2 RETURNABLE AND NONRETURNABLE PARTS AND ACCESSORIES. The Inventory shall classify parts and accessories as "returnable" or "nonreturnable." For purposes of this Agreement, the terms "returnable parts" and "returnable accessories" shall describe and include only those new parts and new accessories for vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices, or other applicable similar price lists, of the Manufacturer, with supplements or the equivalent in effect as of the Inventory Date (the "MASTER PRICE LIST"), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List. The purchase price for each "returnable part" and "returnable accessory" will be the price listed in the Master Price List. All parts and accessories listed (coded) in the Master Price List as non-returnable to the Manufacturer shall be classified as "nonreturnable." The purchase price for each "nonreturnable" part and accessory, of which type Seller has made no sales during the ninety (90) day period prior to the Inventory Date, shall be sixty percent (60%) of the price listed therefor in the Master Price List. The purchase price for each "nonreturnable" part and accessory, of which type Seller has made retail sales to one or more customers during the ninety (90) day period prior to the Inventory Date, shall be one hundred percent (100%) of the price therefor listed in the Master Price List. The purchase price for all "Jobber" and/or "NPN" parts shall be equal to Seller's original cost of such parts. The purchase price for all nuts, bolts and any other parts not addressed in this Section 4.2 shall equal the fair market value thereof as determined by the Inventory Service.

        4.3    PARTS; PARTS PURCHASE PRICE.

               (a) At the Closing, Buyer shall purchase all parts and accessories owned by Seller at the Closing Date and listed on the Inventory (the "PARTS") provided, however, that Buyer shall not be obligated to purchase any damaged parts or accessories, parts and accessories with component parts missing, superseded or obsolete parts or accessories, or used parts or accessories. Seller agrees that if parts and accessories that Buyer is not obligated to purchase hereunder are not removed from the Real Property within sixty (60) days after the Closing Date, they shall become the property of Buyer without the payment of any consideration in addition to the consideration otherwise provided herein. Buyer agrees to provide access to Seller for the purpose of removing such property during such sixty (60) day period.

               (b) The purchase price for the Parts will equal the value of such items shown on the Inventory (the "PARTS PURCHASE PRICE").

        4.4 PARTS RETURN PRIVILEGE. Seller shall assign to Buyer at Closing any net parts return privileges under the Manufacturer's Parts Return Plans that may have accrued to Seller prior to the Closing in respect of the Parts (and any other special parts return authorizations in respect of the Parts which may have been granted to Seller by the Manufacturer).

                                           ARTICLE V

                     MISCELLANEOUS INVENTORIES; WORK IN PROGRESS; FIXTURES
                            AND EQUIPMENT; LEASEHOLD IMPROVEMENTS.

        5.1 MISCELLANEOUS INVENTORIES. At the Closing, Buyer shall purchase all useable gas, oil and grease, all undercoat material and body materials in unopened cans, drums or other unopened containers and such other miscellaneous useable and saleable articles in unbroken lots which (i) are on the dealership premises, (ii) are owned by Seller on the Closing Date, (iii) were purchased during the thirty (30) day period prior to the Closing Date, and (iv) are identified in the Inventory taken by the Inventory Service on the Inventory Date (collectively referred to herein as the "MISCELLANEOUS INVENTORIES"). The purchase price for the Miscellaneous Inventories shall be equal to the replacement cost of the Miscellaneous Inventories as determined by the Inventory Service and set forth on the Inventory (the sum of all prices of the Miscellaneous Inventories pursuant to the terms of this Section 5.1 shall be referred to herein as the "MISCELLANEOUS INVENTORIES PURCHASE PRICE").


        5.2 MISCELLANEOUS ITEMS NOT INCLUDED IN THE INVENTORY. Buyer shall have no obligation to purchase any such miscellaneous items that are not included in the Miscellaneous Inventories. Seller agrees that any miscellaneous items that are not included in the Miscellaneous Inventories and are not removed from the Real Property within sixty (60) days after the Closing Date shall become the property of Buyer without the payment of any consideration in addition to the consideration otherwise provided herein. Buyer agrees to provide access to Seller for the purpose of removing such property during such sixty (60) day period.

        5.3    WORK IN PROGRESS AND PREPAID EXPENSES.

               (a) At the Closing, Buyer shall buy at Seller's actual cost for parts and labor such shop labor and sublet repairs as Seller shall have caused to be performed on any repair orders which are in process at the close of business on the Closing Date for which there are adequate credit arrangements (the "WORK IN PROGRESS") (the sum of all costs of Seller for the Work in Progress pursuant to the terms of this Section 5.3(a) and the book value of all Prepaid Expenses (as defined in Subsection 5.3(b) below) shall be referred to herein as the "WORK IN PROGRESS AND PREPAID EXPENSES PURCHASE PRICE"). Buyer shall complete such repair work and shall be entitled to the entire proceeds to be collected for such services.

               (b) At the Closing, Buyer shall purchase from Seller, at Seller's book value therefor, all bona fide prepaid expenses of Seller with respect to obligations to non-affiliated parties in the ordinary course of business, as set forth in Schedule 5.3 hereto to be delivered to Buyer not later than five (5) days prior to the Closing (the "PREPAID EXPENSES").

        5.4    FIXTURES AND EQUIPMENT; LEASEHOLD IMPROVEMENTS.   At the Closing,
Buyer shall purchase all leasehold improvements, fixtures, machinery, equipment (including special tools and shop equipment), furniture and all signs and office equipment owned by Seller and used or held for use in connection with the Business (but excluding the Stockholder's office furniture) listed on Schedule 5.4 hereto, which Seller shall deliver to Buyer not later than five (5) days prior to the Closing (collectively referred to herein as the "FIXTURES AND EQUIPMENT"). The purchase price for the Fixtures and Equipment shall be Seller's depreciated book value thereof, as reflected in said Schedule 5.4 attached hereto (the "FIXTURES AND EQUIPMENT PURCHASE PRICE").

        5.5 MISCELLANEOUS ASSETS. At the Closing, and without payment of any additional consideration (other than the assumption of liabilities, if any, associated therewith), Buyer shall purchase all of Seller's (i) unused shop repair orders, parts sales tickets, accounting forms, binders, office and shop supplies and such shop reference manuals, parts reference catalogs, non-accounting file copies for all sales of Seller for the three (3) years preceding the Closing Date, (ii) copies of new and used car sales records and specifically wholesale parts sales records, new and used parts sales records, and service sales records for the three (3) years preceding the Closing Date,
(iii) product sales training material and reference books on hand as of the Closing Date, (iv) customer and registration lists pertaining to the sale of motor vehicles, service files, repair orders, owner follow-up lists and similar records relating to the operation of the Business, (v) telephone numbers and listings used by Seller in connection with the Business, (vi) names and addresses of Seller's service customers and prospective purchasers, (vii) all lawfully transferrable licenses and permits of the Business, (viii) Seller's rights to the tradename "Global Imports," and any similar variation, and (ix) rights under contracts, leases, and agreements included in the Liabilities (the foregoing being collectively referred to herein as the "MISCELLANEOUS ASSETS").

        5.6 CERTAIN RECORDS OF THE SELLER. Seller shall retain all corporate records, financial records and correspondence which are not necessary for the continued operation of the Business by Buyer.

        5.7 WARRANTY OBLIGATIONS OF THE SELLER. To the extent that Seller may have issued warranties on the vehicles sold by Seller on or prior to the Closing Date, Buyer shall have no responsibility to perform any services required under such warranties, unless authorized in writing by Seller accompanied by arrangements in writing satisfactory to Buyer to assure Buyer of payment for all work performed by Buyer, and, if such warranty services are so authorized by Seller, Seller shall reimburse Buyer for all of Buyer's costs for parts and labor in connection therewith at dealer cost for parts and labor. At the Closing Date, Seller shall supply Buyer with a list to which such warranties and guaranties, if any, are applicable, which list shall include the names of the purchasers, the make and year model of the vehicles purchased and the date of purchase. Seller shall also supply to Buyer at or prior to the Closing Date an address for and a designation of the person who will be responsible for authorizing Buyer to perform any services under such warranties, if any, issued by Seller on vehicles sold by it on or prior to the Closing Date. Seller shall reimburse Buyer promptly upon demand for all sums due or payable by Seller to Buyer hereunder.

        5.8 ACCOUNTS RECEIVABLE. Seller shall retain all accounts receivable arising out of the operation of the Business by Seller prior to the Closing Date and Buyer shall retain all accounts receivable arising out of sales and/or services of the Business after the Closing Date. After the

Closing Date, Buyer shall cooperate with Seller and shall use reasonable efforts to assist Seller in Seller's efforts to collect Seller's accounts receivable for a period of six (6) months after the Closing. Buyer shall accept payment of Seller's accounts receivable, at no charge to Seller for a period of six (6) months after the Closing, and shall forward to Seller, promptly upon receipt, all the money so received on said accounts. Notwithstanding anything to the contrary, Buyer shall have no responsibility to actually collect any of Seller's accounts receivable.


                                          ARTICLE VI
                            REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller and the Stockholder as follows:

        6.1 ORGANIZATION; POWER AND AUTHORITY; AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary and has full corporate power and authority to own or use the properties it purports to own and use and to carry on its business as now being conducted. The Board of Directors of Buyer has duly approved this Agreement, all other agreements, certificates and documents executed or to be executed by Buyer in connection herewith, and the transactions contemplated hereby and thereby. Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents executed or to be executed by Buyer in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement, and all other agreements, certificates and documents executed or to be executed by Buyer in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms, except as may be otherwise limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally and equitable relief may be subject to equitable defenses and the discretion of any court before which any proceeding may be brought.

        6.2 NON-VIOLATION; CONSENTS. Except as set forth on Schedule 6.2 attached hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof do not and will not: (a) conflict with or violate any of the provisions of Buyer's restated certificate of incorporation or by-laws, each as amended, or any resolution of the Board of Directors or the stockholders of Buyer, (b) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to Buyer, (c) violate or conflict with or result in a breach of, or constitute a default under, any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which Buyer is a party or by which Buyer is bound or affected, or (d) (other than clearance under the HSR Act, as defined in Section 10.18 below) require the consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party.

        6.3 LITIGATION. There are no actions, suits or proceedings pending, or, to the knowledge of Buyer, threatened against or affecting Buyer which might adversely affect the power or authority of Buyer to carry out the transactions to be performed by it hereunder.

        6.4 BROKER'S AND FINDER'S FEES. Buyer has not incurred any liability to any broker, finder or agent or any other person or entity for any fees or commissions with respect to the transactions contemplated by this Agreement, other than for fees or expenses regarding Presidio Strategies (as more specifically provided in a letter agreement between Presidio Strategies and Buyer) and Buyer hereby agrees to assume all liability to Presidio Strategies, as provided in such letter.

        6.5 FINANCING. As of the date hereof and as of the Closing Date, Buyer has and will have sufficient funds, or sources of financing available to it, to enable it to perform its obligations at the Closing.

        6.6 STOCK COMPONENT. All shares of the Common Stock or the Preferred Stock to be furnished by Buyer to Seller as consideration under this Agreement, as well as any of the Common Shares issuable upon conversion of any of the Preferred Stock have been duly authorized and when issued in accordance with the terms of this Agreement will be fully paid and nonassessable and will be transferred and issued to Seller free and clear of all Encumbrances other than any restriction on the resale of the Common Stock, the Preferred Stock or the Common Shares imposed by applicable federal and state securities laws and regulations.

        6.7 CAPITALIZATION. The authorized capital stock of Buyer consists of:

               (a) 3,000,000 shares of Preferred Stock, par value $0.10 per share, of which 300,000 shares are designated Class A Convertible Preferred Stock and are, in turn, divided into 100,000 shares of Series I (the "SERIES I PREFERRED STOCK"), 100,000 shares of Series II (the "SERIES II PREFERRED STOCK") and 100,000 shares of Series III (the "SERIES III PREFERRED STOCK"); as of October 15, 1998, approximately 19,500 shares of Series I Preferred Stock are issued and outstanding and/or are committed to be issued by Buyer, approximately 13,910 shares of Series II Preferred Stock are issued and outstanding and/or are committed to be issued by Buyer, and approximately 31,248 shares of Series III Preferred Stock are issued and outstanding and/or are committed to be issued by Buyer;

               (b) 50,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 5,588,888 shares are issued and outstanding; and

               (c) 15,000,000 shares of Class B Common Stock, par value $0.01 per share, of which 6,200,000 shares are issued and outstanding.

All outstanding capital stock of Buyer is duly authorized, validly issued, fully paid and non assessable and has been issued in conformity with all applicable federal and state securities laws.

        6.8 DELIVERY OF PUBLIC INFORMATION. Buyer has delivered to Seller copies of (i) the Prospectus dated November 10, 1997 (the "PROSPECTUS"), (ii) Buyer's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997, (iii) Buyer's Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998, June 30, 1998, and September 30, 1998 and (iv) any Current Reports on Form 8-K, filed in 1998, each in the form (excluding exhibits) filed with the SEC (collectively, such Forms 10-K, 10-Q and 8-K being hereinafter referred to as its "REPORTS"). Neither the Prospectus nor any of the Reports contained, at the time of filing thereof with the SEC, any untrue statement of any material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

        6.9 LITIGATION. There are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to Buyer's knowledge, threatened or probable of assertion, against Buyer before any court, governmental or administrative agency or other body relating to this Agreement and/or the transactions contemplated hereby. Buyer is not now under any judgment, order, writ, injunction, decree or other similar command of any court, administrative agency or other governmental agency which relate to this Agreement and/or the transactions contemplated hereby.

        6.10 MISSTATEMENTS AND OMISSIONS. To the knowledge of Buyer, no representation or warranty made by Buyer in this Agreement, and no statement contained in any agreement, instrument, certificate or schedule furnished or to be furnished by Buyer pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.


                                         ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDER

        Seller and the Stockholder, jointly and severally, represent and warrant to Buyer, as follows:

        7.1 ORGANIZATION; POWER AND AUTHORITY; AUTHORIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary and has full corporate power and authority to own or use the properties it purports to own and use and to carry on its business as now being conducted. The Stockholder is the only person or entity owning shares of Seller. Seller has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents executed or to be executed by Seller in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement, and all other agreements, certificates and documents executed or to be executed by Seller in connection herewith, have been duly authorized by all necessary corporate action and constitute or, when executed and delivered, will constitute legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as may be otherwise limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally and equitable relief may be subject to equitable defenses and the discretion of any court before which any proceeding may be brought. This Agreement, and all other agreements, certificates and documents executed or to be executed by the Stockholder in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of the Stockholder enforceable against the Stockholder in accordance with their respective terms, except as may be otherwise limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally and equitable relief may be subject to equitable defenses and the discretion of any court before which any proceeding may be brought. Seller has never operated the Business under any tradenames other than the tradenames listed in Section 5.5.

        7.2 NO VIOLATION; CONSENTS. Except as set forth in Schedule 7.2 attached hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof do not and will not: (a) conflict with or violate any of the provisions of Seller's Articles of Incorporation or Bylaws, each as amended, or any resolution of the Directors of Seller, (b) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to any of Seller, the Assets, the Business or the Liabilities, (c) violate or conflict with or result in a breach of, or constitute a default under, or an event giving rise to a right of termination of, any Contract (as defined in Section 7.10), any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which Seller or Stockholder is a party or by which any of Seller, the Stockholder or any of the Assets are bound or affected, (d) result in the creation or imposition of any Encumbrance upon any of the Assets, or (e) require the consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party (other than clearance under the HSR Act).

        7.3 LITIGATION. Except as disclosed on Schedule 7.3 hereto, there are no actions, suits or proceedings pending or, to the knowledge of Seller and the Stockholder, threatened against Seller or Stockholder which might adversely affect the power or authority of any of them to carry out the transactions to be performed by such party hereunder. There are no actions, suits or proceedings pending, or, to the knowledge of Seller and the Stockholder, threatened against or affecting Seller, other than those adequately covered by insurance, and those disclosed on Schedule 7.3 attached hereto, and none of the actions, suits or proceedings described on Schedule 7.3, if determined adversely to Seller could reasonably be expected to have, a material adverse effect upon the Assets or the Liabilities or the business, prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Business.

        7.4 TITLE TO ASSETS; ENCUMBRANCES. Except as disclosed on Schedule 7.4 attached hereto, Seller has good title to the Assets, free and clear of all liens (including tax liens), security interests, encumbrances, actions, claims, payments or demands of any kind and character (collectively, "ENCUMBRANCES"), except Encumbrances disclosed on Schedule 7.4 hereto and Encumbrances for ad valorem personal property taxes not yet due and payable. All of the Assets to be transferred hereunder conform, as to condition and character, to the descriptions of such Assets contained herein and will be transferred at the Closing free and clear of all Encumbrances, except for Permitted Encumbrances and the rights, if any, of third parties to use the name "Global Imports" outside of the Atlanta Standard Metropolitan Statistical Area or to use such name within such Standard Metropolitan Statistical Area in any business other than an automobile dealership business. To the knowledge of Seller and the Stockholder (i) no person uses the name "Global Imports" in the Atlanta Standard Metropolitan Statistical Area, and (ii) the ownership and use of the Assets (including, without limitation, Seller's use of the name "Global Imports"), and the operation of the Business, do not infringe upon the intellectual property rights of any other person or entity.

        7.5 PERMITS AND APPROVALS. Except as disclosed on Schedule 7.5 attached hereto, there are no material permits or material approvals used or obtained for use by Seller which are required under applicable law in connection with the ownership or operation of the Business.

        7.6 FINANCIAL STATEMENTS. Seller has delivered to Buyer the financial statements of Seller described in Schedule 7.6(a) attached hereto (the "FINANCIAL STATEMENTS"). The Financial Statements (i) are in accordance with the books and records of Seller, which books and records are true, correct and complete, (ii) fully and fairly present the financial condition and results of the operations of Seller as of and for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, except as set forth on Schedule 7.6(b). Seller has no outstanding material claims, liabilities, obligations or indebtedness of any nature, fixed or contingent, except as set forth in the Financial Statements, or in the Schedules to this Agreement, and except for liabilities incurred in the ordinary course of business and of the kind and type reflected in the Financial Statements. To the knowledge of Seller and the Stockholder, the Financial Statements contain adequate reserves for all reasonably anticipated claims relating to matters with respect to which Seller is self-insured.

        7.7 BROKERS AND FINDERS. Neither Seller nor Stockholder has engaged any broker or any other person or entity who would be entitled to any brokerage commission or finder's fee in respect of the execution of this Agreement and/or the consummation of the transactions contemplated hereby, other than such fee or commission the entire cost of which will be borne by Seller. This representation and warranty does not apply to the fees of Presidio Strategies to the extent such fees are specified in the letter agreement between Buyer and Presidio Strategies referred to in Section 6.4 above.

        7.8    COMPLIANCE WITH LAWS.

               (a) Except as set forth on Schedule 7.8 (a) attached hereto, the Assets and the Real Property comply in all material respects with, and the Business has been conducted in all material respects in compliance with, all laws, rules and regulations (including all worker safety and all Environmental Laws (as hereinafter defined)) applicable zoning and other laws, ordinances, regulations and building codes, and neither Seller nor the Stockholder have received any notice of any material violation thereof which has not been remedied.

               (b) Except as set forth on Schedule 7.8(b) attached hereto, (i) Seller has not at any time generated, used, treated or stored Hazardous Materials (as hereinafter defined) on, or transported Hazardous Materials to or from, the Real Property or any property adjoining or adjacent to the Real Property and, to the knowledge of Seller and the Stockholder, no party other than Seller has taken such actions on or with respect to the Real Property, provided, however, certain petroleum products are stored and handled by Seller in the ordinary course of business in compliance in all material respects with all Environmental Laws, (ii) Seller has not at any time released or disposed of Hazardous Materials on the Real Property or any property adjoining or adjacent to the Real Property, and, to the knowledge of Seller and the Stockholder, no party other than Seller has taken any such actions on the Real Property, (iii) Seller has at all times been in compliance with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to the Real Property, the Assets and the operation of the Business, except where failure to comply has not had and could not reasonably be expected to have, a material adverse effect on the Assets or the Liabilities or the prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Business, (iv) there are no pending or, to the knowledge of Seller and the Stockholder, threatened environmental claims against Seller, the Real Property, the Assets or the Business, (v) to the knowledge of Seller and the Stockholder, there are no facts or circumstances, conditions or occurrences regarding Seller, the Real Property, the Assets or the Business that could reasonably be anticipated to form the basis of an environmental claim against Seller, the Real Property, the Assets or the Business or to cause the Real Property, the Assets or the Business to be subject to any restrictions on its ownership, occupancy, use or transferability under any environmental law, (vi) there are not now and, to the knowledge of Seller and the Stockholder, there never have been any underground storage tanks located on the Real Property,
(vii) Seller has not transported or arranged for the transportation of any Hazardous Materials to any site other than the Real Property and (viii) except as set forth on Schedule 7.8(b), neither Seller nor the Stockholder has operated the Business at any location other than the Real Property. As used herein, the term "ENVIRONMENTAL LAWS" means all present and future federal, state and local laws, statutes, regulations, rules, ordinances and common law, and all judgments, decrees, orders, agreements or permits, issued, promulgated, approved or entered thereunder by any governmental authority relating to pollution or Hazardous Materials or protection of human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended. As used herein, the term "HAZARDOUS MATERIALS" means any waste, pollutant, chemical, hazardous substance, toxic substance, hazardous waste, special waste, solid waste petroleum or petroleum-derived substance or waste, or any constituent or decomposition product of any such pollutant, material, substance or waste, regulated under or as defined by any environmental law.

               (c) Neither Seller nor the Stockholder or any director, officer, agent or employee of Seller or, to the knowledge of Seller and the Stockholder, any other person or entity associated with or acting for or on behalf of Seller, has, directly or indirectly: made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, regardless of form, whether in money, property or services: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller.

        7.9 FIXTURES AND EQUIPMENT. Except as set forth on Schedule 7.9 attached hereto, the Fixtures and Equipment are in good condition, ordinary wear and tear excepted, and constitute all of the fixtures, machinery, equipment, furniture, signs and office equipment used or intended for use by Seller in the Business. All Demonstrators have been operated in the ordinary course of business, are operated with dealer tags and have not had certificates of title issued with respect to them.

        7.10 CONTRACTS. Seller has in all material respects performed all of its obligations required to be performed by it to the date hereof, and is not in default or alleged to be in default in any material respect, under any contract or lease to be assigned to Buyer hereunder (collectively, the "CONTRACTS"), including without limitation the contracts and leases set forth on Part I of
Schedule 2.4 and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default by Seller. To the knowledge of Seller and the Stockholder, no other party to any Contract is in default in any respect of any of its obligations thereunder. Each of the Contracts is valid and in full force and effect and enforceable against Seller in accordance with their respective terms, and, to the knowledge of Seller and the Stockholder, enforceable against the other parties thereto in accordance with their respective terms.

        7.11 ADEQUACY OF ASSETS. Except for Seller's cash and accounts receivable, any used vehicles, miscellaneous inventories or parts which Buyer elects not to purchase, and Seller's rights under its dealership agreements with the Manufacturer, the Assets, together with the Real Property and the Contracts (including all equipment leased pursuant to the equipment leases included in the Contracts), comprise all of the assets, properties, contracts, leases and rights necessary for Buyer to operate the Business substantially in the manner operated by Seller prior to the Closing.

        7.12 TAXES. Except as set forth on Schedule 7.12, Seller has filed all federal, state and local governmental tax returns required to be filed by it in accordance with the provisions of law pertaining thereto and has paid all taxes and assessments (including, without limitation of the foregoing, income, excise, unemployment, social security, occupation, franchise, property and import taxes, duties or charges and all penalties and interest in respect thereof) required by such tax returns to have been paid to date.

        7.13 EMPLOYEES. Schedule 7.13 attached hereto discloses, as of the date hereof, all of Seller's employees, as well as each employee's compensation (including, separately, base pay and any incentive or commission pay), title, length of employment, employment contract, if any, and accrued vacation time. Except as disclosed on Schedule 7.13, Seller has no "employee benefit plan" ("EMPLOYEE BENEFIT PLAN") (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including without limitation, any bonus, deferred compensation, pension, profit-sharing, stock option, employee stock purchase, secrecy agreement or covenant not to compete with any employee. Seller is neither currently nor has ever been a party to any collective bargaining agreement or other labor contract, and there has not been nor is there pending or, to the knowledge of Seller and the Stockholder, threatened any union organizational drive or application for certification of a collective bargaining agent. Seller has been and is now in material compliance with the "COBRA" health care continuation coverage requirements of Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601-608 of ERISA and any applicable state health care continuation coverage requirements. Seller has neither made any promises nor incurred any liability, pursuant to an Employee Benefit Plan or otherwise, to provide medical or other welfare benefits to retired or former employees of the Seller (other than COBRA or state mandated continuation coverage, where applicable). Except as disclosed on Schedule 7.13, none of Seller's employees or former employees has elected COBRA continuation coverage or has incurred a COBRA qualifying event since January 1, 1997.

        7.14   [INTENTIONALLY LEFT BLANK]

        7.15 MISSTATEMENTS AND OMISSIONS. No representation or warranty made by Seller or the Stockholder in this Agreement, and no statement contained in any agreement, instrument, certificate or schedule furnished or to be furnished by Seller or the Stockholder pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.

                                         ARTICLE VIII

                          CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

        The obligations of Buyer to perform this Agreement at the Closing are subject to the following conditions precedent which shall be fully satisfied at or before the Closing, unless waived in writing by Buyer.

        8.1 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Seller and the Stockholder herein contained shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and Buyer shall have received a certificate from the Stockholder and a duly authorized officer of Seller, dated the Closing Date, to such effect.

        8.2 COMPLIANCE WITH AGREEMENTS. Each of the agreements or obligations required by this Agreement to be performed or complied with by Seller or the Stockholder at or before the Closing shall have been duly performed or complied with in all material respects, and Buyer shall have received a certificate from the Stockholder and a duly authorized officer of Seller, dated the Closing Date, to such effect.

        8.3 NO LITIGATION. No action, suit or proceeding shall have been instituted by a governmental agency or any other third party to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement.

        8.4 INVENTORY. The Inventory shall have been completed to the reasonable satisfaction of Buyer.

        8.5 CORPORATE ORGANIZATION; ENCUMBRANCES. Seller shall have furnished to
Buyer: (a) a certificate of good standing of Seller issued by the Secretary of State of the State of Georgia dated no earlier than 15 business days prior to the Closing Date; (b) a copy of the Articles of Incorporation of Seller certified by the Secretary of State of the State of Georgia dated no earlier than 15 business days prior to the Closing Date; (c) a certificate of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) no amendments to the Articles of Incorporation of Seller since the date of the certificate delivered in accordance with Section 8.5(b);
(ii) the Bylaws of Seller; and (iii) the incumbency and signatures of the officers of Seller executing this Agreement and any other agreements, instruments or documents to be executed by Seller in connection herewith; and
(d) UCC-11 search reports or other evidence reasonably satisfactory to Buyer and its counsel that the Assets are free and clear of all Encumbrances other than Permitted Encumbrances.

        8.6 BOARD RESOLUTIONS. Seller shall have furnished to Buyer a copy of the resolutions duly adopted by the Board of Directors and shareholders of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of Seller as of the Closing Date.

        8.7 NO DAMAGE. There shall have been no material adverse change or development in the Assets, the Liabilities or in the prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Business, and no event shall have occurred or circumstance shall exist that may, or could reasonably be expected to, result in such a material adverse change.

        8.8 MOTOR VEHICLE LICENSES. Buyer shall have been licensed as a Motor Vehicle Dealer under applicable Georgia motor vehicle dealer registration laws and shall have obtained all other authorizations, consents, licenses and permits from applicable governmental agencies having or asserting jurisdiction, which Buyer deems necessary or appropriate to conduct business as an automobile dealer at each dealership location included in the Real Property.

        8.9 CONSENTS AND APPROVALS. Seller shall have obtained all other authorizations, consents and approvals from third persons and entities as are
(a) required to assign those material contracts and leases that Buyer is to assume at Closing or (b) otherwise required of Seller to consummate the transactions contemplated hereby.

        8.10 CERTIFICATES OF ORIGIN; ETC. Seller shall have transferred to Buyer certificates of title or origin for all New Vehicles, Demonstrators and, if applicable, Used Vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing Date with respect to the Business.

        8.11 TERMINATION OF SELLER'S AGREEMENT WITH MANUFACTURER. Seller shall have terminated in writing Seller's dealer agreement and any other applicable sales and service agreements with the Manufacturer.

        8.12 BILL OF SALE; ETC. Seller and the Stockholder shall have executed, as appropriate, and delivered to Buyer the Bill of Sale, other documents of transfer of title contemplated hereby and any and all other documents necessary or desirable in connection with the transfer of the Assets, which documents shall warrant title to Buyer consistent with this Agreement and shall in all respects be in such form as may be reasonably required by Buyer and its counsel.

        8.13 MANUFACTURE APPROVAL. The Manufacturer shall have approved Buyer or Buyer's affiliate as an authorized dealer of automobiles and motorcycles and O. Bruton Smith or O. Bruton Smith's designee, as the authorized Dealer Operator, and the Manufacturer shall have executed a dealer agreement, and any other applicable sales and service agreements, on terms reasonably satisfactory to Buyer.

        8.14 REAL PROPERTY PURCHASE AGREEMENT. All conditions to Buyer's obligations under the Real Property Purchase Agreement shall have been satisfied or fulfilled unless waived in writing by Buyer and the closing of such transaction shall take place simultaneously with the Closing.

        8.15 CHANGE OF NAMES. Seller shall have delivered to Buyer all documents, including, without limitation, resolutions of the Board of Directors and the Stockholder of Seller, necessary to effect a change of name of Seller after the Closing to names other than the corporate name and trade names referred to in Section 5.5 hereof or any variation thereof.

        8.16 HSR ACT. All applicable waiting periods, if any, under the HSR Act (as defined in Section 10.18 below) shall have expired without any indication by the Antitrust Division (as defined in Section 10.18 below) or the FTC (as defined in Section 10.18 below) that either of them intends to challenge the transactions contemplated hereby or, if any such challenge or investigation is made or commenced, there shall have occurred the conclusion of such challenge or investigation which permits the transactions contemplated hereby in all material respects.

        8.17 EMPLOYMENT AGREEMENT. Donald Scott Whitmire shall have executed and delivered the Employment Agreement to Buyer.

        8.18 NON-COMPETITION AGREEMENT. Seller and William Morris Whitmire shall have executed and delivered the Non-Competition Agreement to Buyer.

        8.19 FINANCIAL STATEMENTS. Buyer shall have completed (at Buyer's expense) preparation of such audited financial statements of Seller as may be required by applicable regulations of the SEC or by Buyer's lenders.

                                          ARTICLE IX

               CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE STOCKHOLDER

        The obligations of Seller and the Stockholder to perform this Agreement at the Closing are subject to the following conditions precedent which shall be fully satisfied at or before the Closing, unless waived in writing by Seller:

        9.1 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and Seller shall have received a certificate from a duly authorized officer of Buyer, dated the Closing Date, to such effect.

        9.2 COMPLIANCE WITH AGREEMENTS. Each of the agreements or obligations required by this Agreement to be performed or complied with by Buyer at or before the Closing shall have been duly performed or complied with in all material respects, and Seller shall have received a certificate from a duly authorized officer of Buyer, dated the Closing Date, to such effect.

        9.3 NO LITIGATION. No action, suit or proceeding shall have been instituted by a governmental agency or any third party to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement.

        9.4 INVENTORY. The Inventory shall have been completed to the reasonable satisfaction of Seller.

        9.5 CORPORATE ORGANIZATION; BOARD RESOLUTIONS. Buyer shall have furnished to Seller and the Stockholder: (a) a certificate of good standing of Buyer issued by the Secretary of State of the State of Delaware dated no earlier than 15 business days prior to the Closing Date; (b) a copy of the Articles of Incorporation of Buyer, certified by the Secretary of State of the State of Delaware dated no earlier than 15 business days prior to the Closing Date; (c) a certificate of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying as to (i) no amendments to the Articles of Incorporation of Buyer since the date of the certificate delivered in accordance with Section 9.5(b); (ii) the Bylaws of Buyer; and (iii) the incumbency and signatures of the officers of Buyer executing this Agreement and any other agreements, instruments or documents to be executed by Buyer in connection herewith; and (d) a copy of the resolutions duly adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an officer of Buyer as of the Closing Date.

        9.6 INITIAL PURCHASE PRICE. Buyer shall have tendered to Seller the Initial Purchase Price in accordance with Section 2.2 and shall have executed and delivered the Assumption Agreement to Seller.

        9.7 REAL PROPERTY PURCHASE AGREEMENT. All conditions to the obligations of the Owner under the Real Property Purchase Agreement shall have been satisfied or fulfilled, unless waived in writing by the Owner and the closing of such transaction shall take place simultaneously with the Closing.

        9.8    BOARD RESOLUTIONS.   Buyer shall have furnished to Seller a copy
of the resolutions duly adopted by the Board of Directors of Buyer authorizing the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of Buyer as of the Closing Date.

        9.9 HSR ACT. All applicable waiting periods, if any, under the HSR Act shall have expired without any indication of the Antitrust Division or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby, or, if any such challenge or investigation is made or commenced, there shall have occurred the conclusion of such challenge or investigation which permits the transactions contemplated hereby in all material respects.

        9.10 EMPLOYMENT AGREEMENT. Buyer shall have executed and delivered the Employment Agreement to Donald Scott Whitmire.

        9.11 MOTOR VEHICLE LICENSES. Buyer shall have been licensed as a Motor Vehicle Dealer as contemplated by Section 8.8.

        9.12 MANUFACTURER APPROVAL. Buyer shall have obtained Manufacturer approval as contemplated by Section 8.13.

        9.13 CONSENTS & APPROVALS. Seller shall have obtained all authorizations, consents and approvals as are (a) required to assign those contracts and leases that Buyer is assuming at Closing or (b) otherwise required of Seller to consummate the transactions contemplated hereby; provided, however, that, with respect to any such authorization, consent or approval not obtained, the obtaining thereof shall not be a condition pursuant to this Section 9.13 if Buyer elects to waive in writing the requirement that such authorization, consent or approval be obtained; in such event, Buyer shall have no claim for liability against Seller or the Stockholder for failing to obtain such authorization, consent or approval and such waiver shall constitute Buyer's agreement that any such contract or lease requiring such authorization, consent or approval shall be included in the Liabilities, notwithstanding the failure to obtain such authorization, consent or approval.

        9.14 LIABILITIES. Buyer shall have agreed to assume Seller's obligations under all contracts and agreements entered into by Seller in the ordinary course of business between the date hereof and the Closing and which relate to the Business; provided, however, that Buyer shall not be obligated to assume any such contract or agreement which involves the payment of more than $50,000 during the life of such contract or agreement unless Buyer shall have given its written consent thereto prior to Seller's entering into such contract or agreement.


                                          ARTICLE X

                                   COVENANTS AND AGREEMENTS

        10.1 ADDITIONAL INFORMATION. Seller and Buyer shall each furnish to the other such additional information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any representation or warranty made by Seller or Buyer, as the case may be, or any information contained in any Schedule hereto or any other information supplied in connection herewith by Seller or Buyer, as the case may be, then inaccurate or incomplete. The receipt of such additional information by Buyer or Seller, as the case may be, shall not operate as a waiver by Buyer or Seller, as the case may be, of the obligation of Seller or Buyer, as the case may be, to satisfy the conditions to Closing set forth in Section 8.1 or Section 9.1, as the case may be, hereof; provided, however, if such information shall be furnished to Buyer or Seller, as the case may be, in a writing which shall also specifically refer to one or more representations and warranties of Seller or Buyer, as the case may be, contained herein which in the absence of such information is inaccurate or incomplete, then if Buyer or Seller, as the case may be, waives the condition to Closing set forth in Section 8.1 or Section 9.1, as the case may be, hereof and elects to close the transactions contemplated hereunder, the furnishing of such additional information shall be deemed to have amended as of the Closing any such representation and warranty so specifically referred to by Seller or Buyer, as the case may be.

        10.2 FURTHER ASSURANCES. Seller and the Stockholder agree that they will, at any time and from time to time, after the Closing, upon request of Buyer, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances, in a form reasonably satisfactory to Buyer's counsel, as may be reasonably required to convey and transfer to and vest in Buyer, and protect its rights, title and interest in and enjoyment of, all the Assets.

        10.3 SATISFACTION OF CLOSING CONDITIONS. The parties hereto shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, at or prior to the Closing, all authorizations, approvals, licenses, permits and other consents contemplated by Articles VIII and IX, and otherwise shall use their reasonable best efforts to cause the conditions to their obligations at Closing, insofar as such conditions are within their control, to be satisfied at or prior to the Closing.

        10.4 NO MATERIAL ADVERSE CHANGES. During the period from the date of this Agreement through the Closing Date, Seller will operate the Business only in the ordinary course of business and in accordance with past practices. Seller shall promptly notify Buyer of any material adverse change or development in the Assets, the Liabilities or in the prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Business, and of the occurrence of any event or circumstance that will, or could reasonably be expected to, result in such a material adverse change.

        10.5 ACCESS; ENVIRONMENTAL AUDIT. Until the Closing Seller shall afford to Buyer, its attorneys, accountants and such other representatives of Buyer as Buyer shall designate to Seller, free and full access at all reasonable times, and upon reasonable prior notice, to the Assets and the properties, books and records of Seller, and to interview personnel, suppliers and customers of Seller, in order that Buyer may have full opportunity to make such due diligence investigation as it shall reasonably desire of the Assets, the Liabilities and the Business. Seller and the Stockholder shall, promptly after the date hereof, furnish to Buyer the due diligence materials set forth in Schedule 10.5 hereto. Seller shall allow an environmental consulting firm selected by Buyer (the

"ENVIRONMENTAL AUDITOR") to have prompt access to the Real Property in order to conduct an environmental investigation satisfactory to Buyer in scope and reasonably acceptable to Seller (such scope being sufficient to result in a Phase I environmental audit report and a Phase II environmental audit report, if desired by Buyer) of, and to prepare a report with respect to, the Real Property (the "ENVIRONMENTAL AUDIT"). Seller shall provide to the Environmental Auditor:
(a) reasonable access to all of its existing records concerning the matters which are the subject of the Environmental Audit; and (b) reasonable access to the employees of Seller and the last known addresses of former employees of Seller who are most familiar with the matters which are the subject of the Environmental Audit (Seller agreeing to use reasonable efforts to have such former employees respond to any reasonable requests or inquiries by the Environmental Auditor). The Environmental Auditor shall coordinate all visits to the Real Property and conversations with employees of Seller with the Stockholder or his designee and shall use reasonable efforts to minimize any disruption of Seller's business in performing such investigations. Seller shall otherwise cooperate with the Environmental Auditor in connection with the Environmental Audit. Buyer and Seller shall each bear 50% of the costs, fees and expenses in connection with the Environmental Audit. Buyer shall bear 100% of the costs, fees and expenses in connection with any financial audit.

        10.6 INDEMNIFICATION BY SELLER AND STOCKHOLDER. All representations and warranties of Seller and the Stockholder contained herein, or in any agreement, certificate or document executed by Seller or the Stockholder in connection herewith, shall survive the Closing for a period of two years, except for the representations and warranties contained in Section 7.12, which shall survive the Closing for the applicable tax statutes of limitation plus 60 days, and the representations and warranties contained in Section 7.4 which shall survive for the applicable statute of limitations for the breach thereof. The foregoing limitations of survival shall not in any way reduce Seller's obligations with respect to the Retained Liabilities. All information contained in Schedules 3.1, 3.2, 5.3 and 5.4 furnished hereunder by Seller shall be deemed a representation and warranty by Seller and the Stockholder made in this Agreement as to the accuracy of such information. Subject to the provisions of this Agreement, Seller and the Stockholder, jointly and severally, agree to indemnify and hold harmless Buyer and its stockholders, officers, directors, employees and agents, and their respective successors and assignees (the "SELLER INDEMNITEES"), from and against any and all losses, damages, liabilities, obligations, assessments, suits, actions, proceedings, claims or demands, including costs, expenses and fees (including reasonable attorneys' fees and expert witness fees) (collectively, "LOSSES") incurred in connection therewith, suffered by any of them or asserted against any of them or the Assets, arising out of or based upon
(a) the breach or failure of any representation or warranty of Seller or the Stockholder contained herein, or in any agreement, certificate or document executed by Seller or the Stockholder in connection herewith, to be true and correct, (b) the breach of any covenant or agreement of Seller or the Stockholder contained in this Agreement, (c) Seller's failure to discharge the Retained Liabilities, (d) the parties' failure to comply with applicable bulk sales laws, or (e) any arrangements or agreements made or alleged to have been made by Seller or the Stockholder with any broker, finder or other agent in connection with the transactions contemplated hereby (except as with regard to Buyer's obligations to Presidio Strategies referred to in Section 6.4 above).

        10.7   INDEMNIFICATION BY BUYER.    All  representations and warranties
of Buyer contained
herein, or in any agreement, certificate or document executed by Buyer in connection herewith, shall survive the Closing for a period of two years except for the representations and warranties in Section 6.6 which shall survive for the applicable statute of limitations. The foregoing limitation of survival shall not in any way reduce Buyer's obligations with respect to the Liabilities. Buyer agrees to indemnify and hold harmless Seller, the Stockholder, and Seller's officers, directors, employees, agents, and their respective heirs and/or personal representatives, as the case may be, and successors and assigns (the "BUYER INDEMNITEES"), from and against any and all Losses incurred in connection with, suffered by any of them, or asserted against any of them, arising out of or based upon (a) the breach or failure of any representation or warranty of Buyer contained herein, or in any agreement, certificate or document executed by Buyer in connection herewith, to be true and correct, (b) the breach of any covenant or agreement of Buyer contained in this Agreement, (c) Buyer's failure to discharge the Liabilities, or (d) any arrangements or agreements made or alleged to have been made by Buyer with any broker, finder or other agent in connection with the transactions contemplated hereby.

        10.8 INDEMNIFICATION PROCEDURES. If any party to this Agreement becomes aware of or receives notice of any third party claim or the commencement of any third party action or proceeding with respect to which another party (the "INDEMNITOR") is obligated to provide indemnification under this Article X, the party entitled to indemnification (the "INDEMNITEE") shall promptly give the Indemnitor notice thereof. Such notice shall not be a condition precedent to any liability of the Indemnitor under the provisions for indemnification contained in this Agreement, unless (and only to the extent that) failure to give such notice materially prejudices the rights of the Indemnitor with respect to such claims, actions, or proceedings. The Indemnitor may compromise or defend, at the Indemnitor's own expense, and by the Indemnitor's own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's prior written consent (which shall in any event not be unreasonably withheld or delayed); and further provided that an Indemnitor may not undertake the defense of any such third party claim (including any compromise or settlement thereof) unless (i) the claim is solely for monetary damages, and
(ii) the Indemnitor confirms in writing to the Indemnitee, prior to undertaking such defense or prior to making such compromise or settlement, that the matter is indemnifiable by the Indemnitor. If the Indemnitor elects not to compromise or defend such matter, then the Indemnitee, at the Indemnitor's expense and by the Indemnitee's own counsel, may defend such matter, but regardless of whether or not the Indemnitor elects to assume the defense of any such matter the Indemnitee may not compromise the defense thereof without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. In any event, the Indemnitee, the Indemnitor and the Indemnitor's counsel (and, if applicable, the Indemnitee's counsel) shall cooperate in the compromise of, or the defense against, any such asserted liability. If the Indemnitor chooses to defend any claim, the Indemnitee shall make available to the Indemnitor any books, records, or other documents within its control that are reasonably necessary or appropriate for such defense. The foregoing indemnity procedures shall not be read as a limitation on either party's right to seek indemnification under this Article X for matters other than third party initiated claims or demands.

        10.9 PAYMENT. The Indemnitor shall promptly pay the Indemnitee any amount due under this Article X, which payment may be accomplished in whole or in part, at the option of the Indemnitee, by the Indemnitee setting off against any amount owed to any Indemnitor by the Indemnitee. To the extent set-off is made by an Indemnitee in satisfaction or partial satisfaction of an indemnity obligation under this Article X that is disputed by the Indemnitor, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnitee, the Indemnitee shall pay the Indemnitor the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the Buyer's floor plan financing rate as in effect from time to time. Upon judgment, determination, settlement or compromise of any third party claim, the Indemnitor shall pay promptly on behalf of the Indemnitee, and/or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other claims of the Indemnitee with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnitor desires to appeal from an adverse judgment, then the Indemnitor shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnitor of such amounts, the Indemnitor shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against the third party who made such third party claim, but shall continue to defend and indemnify the Indemnitee in any subsequent proceedings against such third party.

        10.10  LIMITATIONS ON INDEMNIFICATION.

               (a) Notwithstanding anything herein to the contrary, but subject to paragraph (c) below, the aggregate liability of Seller and the Stockholder under Section 10.6 to all Seller Indemnitees shall not exceed the Purchase Price.

               (b) No Indemnitee pursuant to Section 10.6 or 10.7, as the case may be, shall be entitled to any recovery for any Losses suffered by such Indemnitee as a result of a breach of a representation and warranty hereunder by the Indemnitor, unless and until the aggregate amount of all Losses suffered by such Indemnitee as a result of all breaches of representations and warranties hereunder by the Indemnitor exceeds $100,000 (the "BASKET"), in which event the Losses may be claimed, but only to the extent that they exceed the Basket. For purposes of this Section, the Seller Indemnitees shall be considered as one Indemnitee and the Buyer Indemnitees shall be considered as one Indemnitee.

               (c) Absent a showing of fraud by a party, and assuming the Closing has occurred, the obligation of a party under this Article X shall be the sole remedy of any other party against such party for monetary damages for breach of any representation or warranty or covenant contained in this Agreement. Nothing herein shall limit a party's right to seek injunctive or other equitable relief in connection with the enforcement of this Agreement.


        10.11 CERTAIN TAXES. Personal property, use and intangible taxes and assessments and utility charges with respect to the Assets shall be prorated on a per diem basis and apportioned between Seller and Buyer as of the date of the Closing. Seller shall be liable for that portion of such taxes and assessments relating to, or arising in respect of, periods on or prior to the Closing Date, and Buyer shall be liable for that portion of such taxes and assessments relating to, or arising in respect of, any period after the Closing Date. Any taxes attributable to the sale or transfer of the Assets to Buyer hereunder shall be paid by Seller.

        10.12 NO PUBLICITY. Except as may be required by law or the rules of the New York Stock Exchange or as necessary in connection with the transactions contemplated hereby, no party hereto shall (a) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior approval of the other parties hereto or (b) otherwise disclose the existence and nature of the transactions contemplated hereby to any person or entity other than such party's accountants, attorneys, agents and representatives, all of whom shall be subject to this nondisclosure obligation as agents of such party. The parties shall cooperate with each other in the preparation and dissemination of any public announcements of the transactions contemplated by this Agreement.

        10.13 NO NEGOTIATIONS OR DISCUSSIONS. Neither Seller nor the Stockholder shall, directly or indirectly, at any time on or prior to the Closing Date or termination of this Agreement (as provided herein), pursue, initiate, encourage or engage in, any negotiations or discussions with, or provide any information to, any person or entity (other than Buyer and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of any of the Assets or capital stock of Seller or any merger or consolidation or similar transaction involving Seller.

        10.14 MANUFACTURER. Seller shall promptly notify the Manufacturer regarding the transactions contemplated by this Agreement. Buyer shall promptly apply to the Manufacturer for, or cause an affiliate of Buyer to apply to the Manufacturer for, the issuance of franchises to operate automobile dealerships upon the Real Property. Effective as of the Closing, Seller shall terminate its Dealer Sales and Service Agreements with the Manufacturer. Seller shall fully cooperate with Buyer, and take all reasonable steps to assist Buyer, in Buyer's efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturer. The parties acknowledge that Buyer's Dealer Agreements are subject to the approval of the Manufacturer and that Buyer would be unable to obtain its own, similar Dealer Sales and Service Agreements absent Seller's termination of its agreements.

        10.15 SELLER'S EMPLOYEES. Buyer shall have the right, but not the obligation, to employ any or all of Seller's employees; provided, however, Buyer agrees to offer employment to a sufficient number of Seller's employees to avoid triggering any notice requirements under the Worker Adjustment Retraining Notification Act, 29 U.S.C. ss. 2101 et seq. If permitted by law and applicable regulations, Seller shall, in consideration for the sale of substantially all of such Seller's assets in bulk, assign and transfer to Buyer, without additional charge therefor, the amount of reserve in such Seller's State Unemployment Compensation Fund with respect to the Subject Business and the corresponding experience rate.

        10.16  TERMINATION


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



               (a) Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated at any time prior to the Closing:

                      (i)    by the written mutual consent of the parties hereto

prior to the Closing Date Deadline;

                      (ii) by Buyer prior to the Closing Date Deadline in the event of any breach by Seller or the Stockholder of any of their respective material representations, warranties, covenants or agreements contained herein;

                      (iii) by Seller prior to the Closing Date Deadline in the event of any breach by Buyer of any of Buyer's material representations, warranties, covenants or agreements contained herein;

                      (iv) at any time after the Closing Date Deadline, by written notice by Buyer or Seller (subject to Buyer's option to elect to extend the Closing Date Deadline in accordance with Section 1.3) to the other parties hereto if the Closing shall not have occurred on or before the Closing Date Deadline (as the same may have been extended in accordance with Section 1.3);

                      (v) by Buyer, not later than January 11, 1999 if Buyer is not satisfied, in its sole discretion, with the results of its due diligence investigation; provided, however, if Seller has not complied in all material respects with its obligations under Section 10.5 by December 5, 1998, such January 4, 1999 date shall be extended by one day for each day after December 5, 1998 until Seller has so complied.

                      (vi) by Buyer, by written notice to Seller, or by Seller by written notice to Buyer in the event that the Manufacturer, or any other person claiming by, through or under the Manufacturer, shall exercise any right of first refusal, preemptive right or other similar right, with respect to any of the Assets; or

                      (vii) by Buyer, by written notice to Seller if, after any initial HSR Act filing, the FTC makes a "second request" for information, or if the FTC or the Antitrust Division challenges the transactions contemplated hereby;

provided, however, no party may terminate this Agreement pursuant to clauses
(ii), (iii), or (iv) above if such party is in breach of any of its material representations, warranties, covenants or agreements contained herein.

               (b) In the event of termination of this Agreement pursuant to
Section 10.16(a), this Agreement shall be of no further force or effect; provided, however, that any termination pursuant to Section 10.16(a) shall not relieve: (i) Buyer of any liability under Section 10.16(c) below; (ii) Seller and the Stockholder of any liability under Section 2.5 above or Section 10.16(d) below; or (iii) subject to Section 10.16(e) below, any party hereto of any liability for breach of any


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



representation, warranty, covenant or agreement hereunder occurring prior to such termination.

               (c) If this Agreement is terminated by Seller pursuant to Section 10.16(a)(iv) hereof and the failure to complete the Closing on or before the Closing Date Deadline (as the same may have been extended pursuant to Section 1.3) shall have been due to the Buyer's breach of its material representations, warranties, covenants or agreements under this Agreement, then Buyer shall, upon demand of Seller, promptly pay to Seller in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $2,000,000 (the "BUYER TERMINATION FEE").

               (d) If this Agreement is terminated by Buyer pursuant to Section 10.16(a)(iv) hereof and the failure to complete the Closing on or before the Closing Date Deadline (as the same may have been extended pursuant to Section 1.3) shall have been due to the Stockholder's or Seller's breach of any of their respective material representations, warranties, covenants or agreements under this Agreement, then Seller and the Stockholder, jointly and severally, shall, upon demand of Buyer, promptly pay to Buyer in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $2,000,000 (the "SELLER TERMINATION FEE").

               (e) In the case of termination of this Agreement pursuant to
Section 10.16(a)(iv) hereof, the rights of the terminating party to be paid the Seller Termination Fee or the Buyer Termination Fee, as the case may be, shall be such party's sole and exclusive remedy for damages; in the event of such termination by either party, such party shall have no right to equitable relief for any breach or alleged breach of this Agreement, other than for specific performance for the payment of the Seller Termination Fee or the Buyer Termination Fee, as the case may be. Nothing contained in this Agreement shall prevent any party from electing not to exercise any right it may have to terminate this Agreement and, instead, seeking any equitable relief (including specific performance) to which it would otherwise be entitled in the event of breach of any other party hereto.

               (f) Seller and the Stockholder acknowledge and agree that Buyer's due diligence investigation of Seller and the Business, including without limitation, its review of the Schedules attached hereto and the information and documentation received from Seller, shall not constitute a waiver of, or otherwise modify, Buyer's right to terminate this Agreement under Section 10.16(a)(v) hereof.

        10.17 REAL PROPERTY PURCHASE AGREEMENT. The parties hereto acknowledge and agree that the consummation of the transactions contemplated by this Agreement is subject to the consummation of the transactions contemplated by the Real Property Purchase Agreement, and the parties intend that the closings of both such transactions shall occur contemporaneously.

        10.18 HSR ACT. Subject to the mutual determination by Buyer and Seller that compliance by Seller and Buyer with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), is not required, Seller and Buyer shall each prepare and file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION"), and respond as promptly as practicable to all inquiries received from the FTC or the

Antitrust Division for additional information or documentation. Buyer shall pay any HSR Act filing fee. The parties shall request early termination of the applicable waiting period.


                                          ARTICLE XI

                                         MISCELLANEOUS

        11.1 ASSIGNMENT. Except as provided in this Section, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. Buyer may assign this Agreement, without the consent of the other parties hereto, to a corporation, partnership, limited liability company or other entity controlled by Buyer, including a corporation, partnership, limited liability company or other entity to be formed at any time prior to the Closing Date, and to any person or entity who shall acquire all or substantially all of the assets of Buyer or of such corporation, partnership, limited liability company or other entity, controlled by Buyer (including any such acquisition by merger or consolidation); provided said assignment shall be in writing and the assignee shall assume all obligations of Buyer hereunder, whereupon the assignee shall be substituted in lieu of Buyer named herein for all purposes, provided, however, that Buyer originally named herein shall continue to be liable with respect to its obligations hereunder. Buyer may assign this Agreement, without the consent of the other parties hereto, as collateral security, and the other parties hereto agree to execute and deliver any acknowledgment of such assignment by Buyer as may be required by any lender to Buyer. No provision of this Agreement, including this Section 11.1, shall be construed to limit the right of Seller or Stockholder to assign any of his or its rights under this Agreement, including, without limitation, all rights to indemnification under Article X, at any time after Closing; provided, however, that no such assignment shall be construed as relieving Seller or Stockholder of any obligations under this Agreement.

        11.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Georgia.

        11.3 ACCOUNTING MATTERS. Except as specifically contemplated by this Agreement, all accounting matters required or contemplated by this Agreement shall be in accordance with generally accepted accounting principles.

        11.4 FEES & EXPENSES. Except as otherwise specifically provided in this Agreement, each of the parties hereto shall be responsible for the payment of such party's fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby.

        11.5 AMENDMENTS; MERGER CLAUSE. This Agreement, including the schedules and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement may not be amended except by a writing executed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject


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



matter.

        11.6 WAIVER. To the extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party. Any waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement. Neither the failure nor any delay by any party hereto in exercising any right or power under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right or power, and no single or partial exercise of any such right or power will preclude any other or further exercise of such right or power or the exercise of any other right or power.

        11.7 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally or sent by facsimile or by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or by confirmed facsimile or one (1) business day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

If to Buyer, to:

Sonic Automotive, Inc.
5401 E. Independence Boulevard
Charlotte, North Carolina 28212
Telecopy No.:  (704) 563-5116
Attention:  Chief Financial Officer

With a copy to:

Parker, Poe, Adams & Bernstein L.L.P.
2500 Charlotte Plaza
Charlotte, North Carolina 28244
Telecopy No.:  (704) 334-4706
Attention:  Edward W. Wellman, Jr.



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



If to Seller or the Stockholder, to:

William Morris Whitmire
4412 Paces Battle
Atlanta, Georgia 30327

With a copy to:

Smith, Gambrell & Russell, LLP
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Telecopy No.:   (404) 685-6983
Attention: James H. Morgan, Jr.

        11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

        11.9 KNOWLEDGE. Whenever any representation or warranty of Seller or the Stockholder contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of Seller or the Stockholder,
(a) such knowledge shall be deemed to include (i) the best actual knowledge, information and belief of Seller and the Stockholder and (ii) any information which the Stockholder would reasonably be expected to be aware of in the prudent discharge of his duties in the ordinary course of business (including consultation with legal counsel) as an officer of Seller, and (b) the knowledge of the Stockholder shall be deemed to be the knowledge of Seller.

        11.10  ARBITRATION.

               (a) Any dispute, claim or controversy arising out of or relating to this Agreement or the interpretation or breach hereof shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA RULES") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The arbitration panel shall consist of three
(3) arbitrators, one of whom shall be appointed by each of Buyer and Stockholder within thirty (30) days after any request for arbitration hereunder. The two arbitrators thus appointed shall choose the third arbitrator within thirty (30) days after their appointment; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within thirty (30) days after their appointment, either arbitrator may petition the American Arbitration Association to make the appointment. The place of arbitration shall be Atlanta, Georgia. The arbitrators shall be instructed to render their decision within sixty (60) days after their selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

               (b) Nothing contained in this Section 11.10 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction.

        11.11 PERMITTED SUCCESSORS; ASSIGNS; NO THIRD PARTY BENEFICIARIES. Subject to Section 11.1, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors heirs, personal representatives and permitted assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of Seller, or any other person, firm, corporation or legal entity, other than the parties hereto and their heirs, personal representatives, successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

        11.12 HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to the degree to which any of the parties hereto has participated in the drafting of this Agreement.

        11.13 SEVERABILITY. In the event that any provision, or part thereof, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

        11.14 ASSISTANCE IN WINDING UP. Buyer shall provide to Seller and the Stockholder reasonable assistance in connection with Seller's winding up its affairs after the Closing. The foregoing assistance shall include, without limitation, reasonable access to computer records through employees of Buyer, and otherwise making available, at Seller's reasonable expense, the appropriate employees of Buyer who were employees of Seller prior to the Closing.

        11.15 DEMONSTRATORS; STOCKHOLDER'S OFFICE FURNITURE. Buyer will furnish, at Buyer's expense, the Stockholder with the use of two demonstrator vehicles, one VII series BMW and one V series BMW, for a period of three years after the Closing. The Stockholder shall also be entitled to keep his office furniture identified on Schedule 11.15.


                                [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

BUYER:                              SONIC AUTOMOTIVE, INC.




                                    /s/ O. Bruton Smith
                                    -----------------------------------
                                    By:   O. Bruton Smith
                                    Its:   Chief Executive Officer



SELLER:                             GLOBAL IMPORTS, INC.




                                    /s/ William Morris Whitmore
                                    -----------------------------------
                                    By:  William Morris Whitmire
                                    Its:   President




THE STOCKHOLDER:                    /s/ William Morris Whitmore (SEAL)
                                    ---------------------------
                                    William Morris Whitmire